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                                                                       Exhibit 5

                                 April 16, 1999

Boykin Lodging Company
Guildhall Building
45 West Prospect Avenue
Suite 1500
Cleveland, OH 44115

Ladies and Gentlemen:

         As counsel for Boykin Lodging Company, an Ohio corporation (the "Company"), we are familiar with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission on April 16, 1999 under the Securities Act of 1933, as amended, in connection with a proposed offering and sale of up to 2,500,000 Common Shares, without par value (the "Shares"), of the Company pursuant to the Company's Dividend Reinvestment and Optional Share Purchase Plan (the "Plan").

         In connection with the foregoing, we have examined (a) the Amended and Restated Articles of Incorporation, as amended, of the Company (b) the Code of Regulations of the Company, (c) the Registration Statement, (d) the Plan, (e) such records of the corporate proceedings of the Company, and (f) other documents and such matters of law as we deemed necessary to render this opinion.

         Based upon such examination, we are of the opinion that the Shares are duly authorized, and when issued and sold pursuant to the Plan and in the manner contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to Baker & Hostetler LLP under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement.

                                Very truly yours,

                            /s/ Baker & Hostetler LLP